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                                 EXHIBIT 23



The Retirement Plans Committee
Thomas & Betts Corporation

We consent to incorporation by reference in the Registration Statement (No. 33-56789) on Form S-8 of Thomas & Betts Corporation of our report dated June 5, 1996, relating to the statements of financial condition of Thomas & Betts Corporation Employees' Investment Plan as of December 31, 1995, and 1994 and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995, annual report on Form 11-K of Thomas & Betts Corporation Employees' Investment Plan.



                                KPMG PEAT MARWICK LLP




Memphis, Tennessee
June 24, 1996




























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